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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           CONTACT:   RICHARD WILEY
                                                           SAMSONITE CORPORATION
                                                           PHONE: (303) 373-6373


    SAMSONITE ANNOUNCES RECAPITALIZATION PLAN AND DELAY IN FORM 10-K FILING

     DENVER, Colorado, May 1, 2003  -  SAMSONITE CORPORATION (OTC Bulletin
Board: SAMC.OB) announced today that it has entered into a recapitalization agreement with Ares Corporate Opportunities Fund, L.P., Bain Capital (Europe) LLC and Teachers' Merchant Bank, the private equity arm of Ontario Teachers' Pension Plan, regarding a comprehensive recapitalization and financial restructuring plan. The Company also announced that it will delay the filing of its Annual Report on Form 10-K for up to 15 days past the May 1, 2003 due date.

RECAPITALIZATION PLAN

     Under the terms of the recapitalization agreement, the new investors will purchase 106,000 shares of a new series of the Company's convertible preferred stock with an initial dividend rate of 8% for $106 million. The Company intends to use the proceeds from the sale of the new preferred stock to repay bank debt, to pay fees and expenses incurred in connection with the recapitalization and for working capital. In addition, upon closing of the recapitalization, the Company's existing senior credit facility will be replaced with a new $60 million revolving credit facility.

     As part of the recapitalization, the Company will also retire all of its 281,131 outstanding shares of 13-7/8% senior redeemable exchangeable preferred stock (which had an aggregate liquidation preference of approximately $333.4 million at March 15, 2003) in exchange for a combination of up to 54,000 shares of new preferred stock (with an aggregate liquidation preference of $54 million) and (assuming the full amount of new preferred stock is elected to be received by existing preferred stockholders) approximately 205 million shares of common stock.

     The holders of the existing preferred stock will be given a choice to exchange their 13-7/8% preferred stock for either a combination of new convertible preferred stock and common stock or common stock and warrants to purchase shares of common stock at an exercise price of $0.75 per share. The holders of the existing preferred stock choosing common stock and warrants will receive warrants to purchase 276 shares of common stock for each share of existing preferred stock. The detailed terms of the recapitalization, including the terms of the exchange feature and the terms of the new preferred stock, are set forth in the recapitalization documents which will be filed shortly with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K.

     The 160,000 shares of new preferred stock will be initially convertible into an aggregate of 381 million shares of common stock and will vote with the common stock on an as-converted basis on all matters submitted to a vote of common stockholders. The


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shares of new preferred stock issued to the new investors will represent approximately 42% of the Company's voting stock immediately following the recapitalization. The shares of new preferred stock and common stock issued in the exchange will represent approximately 55% of the Company's outstanding voting stock immediately following the recapitalization. As a result of the recapitalization, the existing common stockholders will be diluted to approximately 3% of the Company's outstanding voting stock. The new investors and their affiliates will control approximately 56% of the outstanding voting stock immediately following the recapitalization.

     Concurrently with the closing of the recapitalization, the Company's board of directors will be reconstituted to consist of nine nominees selected by the new investors. Initially, six of the nine directors selected by the new investors will be independent directors.

     The closing of the recapitalization is subject to numerous conditions, including the receipt of approval from the holders of a majority of each of the Company's outstanding common stock and outstanding preferred stock, governmental and other third-party approvals, a maximum net debt level, entering into the new credit facility and the absence of a material adverse change. Holders of 50.9% of the outstanding common stock and 63.4% of the outstanding preferred stock have agreed to vote in favor of the recapitalization. The closing of the recapitalization is also subject to the condition that the Company and the Pension Benefit Guaranty Corporation (the "PBGC") reach an agreement satisfactory to the new investors with respect to, among other things, the Company's ability to refinance the new credit facility in the future (the "PBGC Condition"). Subject to the satisfaction of these conditions, the Company expects the closing of the recapitalization to occur in the third calendar quarter of 2003. However, no assurance can be given that the conditions to closing will be satisfied or that the recapitalization will ultimately be consummated.

     Jefferies & Company, Inc. is acting as financial advisor to the Company in connection with the recapitalization and has rendered an opinion to the Company's Board of Directors to the effect that the recapitalization is fair to the Company, its common stockholders and its preferred stockholders, from a financial point of view.

     The Company plans to file a proxy statement with the Securities and Exchange Commission with respect to the proposed transaction, and the common stockholder vote is expected to be completed at the next annual meeting which will be postponed from the normal meeting date in June 2003 until some time later in 2003. Stockholders are advised to read the Company's proxy statement when it is available because it will contain important information about the transaction. Stockholders may obtain a free copy of the Company's proxy statement and any other relevant documents after they are filed with the Securities and Exchange Commission at its website at WWW.SEC.GOV.


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     The securities that may be offered in connection with the
recapitalization have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities.

DELAY IN FILING OF ANNUAL REPORT; EXTENSION OF CREDIT FACILITY

     The Company also announced that it will delay, for up to 15 days past the May 1, 2003 due date, the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Company has entered into an amendment to its existing senior credit facility that extends the maturity date of the revolving credit and European term loans thereunder from June 24, 2003 to June 24, 2004 subject to, among other things, the resolution of the PBGC Condition in a manner satisfactory to the new investors. Had the Company filed its Annual Report on Form 10-K on the May 1 due date, absent satisfaction of the PBGC Condition, the Company believes that the report of the Company's independent auditors on the Company's financial statements as of and for the fiscal year ended January 31, 2003 would have contained a qualification regarding the Company's ability to continue as a going concern.
 The Company is in the process of negotiating satisfactory arrangements with the PBGC in an effort to satisfy the PBGC Condition prior to May 16, 2003, the extended due date for the filing of its Annual Report on Form 10-K. If a satisfactory agreement with the PBGC is not reached by that date, the Company will file its Annual Report on Form 10-K with the SEC with a report from its independent auditors that the Company believes will contain a "going concern" qualification. The Company believes that having an extended maturity date for its credit facilities is necessary for the Company to have non-current debt and to receive an unqualified report on its 2003 financial statements from its auditors. There can be no assurances that such a report will be received. In addition, if the PBGC Condition is not satisfied, it is uncertain whether a recapitalization will be consummated, in which case the Company will need to consider other possible alternatives available to it.

     Samsonite Corporation will hold a conference call with securities analysts to discuss this press release at 10:00 a.m. Eastern Daylight Time on Monday, May 5, 2003. Investors and interested members of the public are invited to listen to the discussion. The dial-in phone number is (877) 809-7599 in the U.S. and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 242464. The leader of the call is Luc Van Nevel. If you cannot attend this call, it will be played back through Friday, May 23, 2003. The playback number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls, and the conference ID # is 242464.

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     Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE(R), AMERICAN TOURISTER(R), LARK(R), HEDGREN(R) and SAMSONITE(R) black label.

     The Ares Corporate Opportunities Fund, L.P. (ACOF), an affiliate of Ares Management, is a private equity fund that makes negotiated investments in leading middle market companies. ACOF's primary focus is the de-leveraging and recapitalization of highly leveraged companies. The limited partners of ACOF include pension funds, banks, insurance companies and endowments. Ares Management today consists of 35 investment professionals managing ACOF and more than $3.5 billion of capital primarily invested in leveraged bank loans and high yield bonds.

     Bain Capital is a global private investment firm with over $14 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world, in a variety of sectors, including consumer and retail companies with operations in Europe. Headquartered in Boston, Bain Capital has offices in London, Munich, New York, and San Francisco.

     Teachers' Merchant Bank is the private equity arm of the C$66-billion Ontario Teachers' Pension Plan. With a portfolio of C$4.5 billion, Teachers' Merchant Bank is one of Canada's largest private equity investors working with more than 100 companies around the world to create value by providing long-term flexible capital.

     Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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